Exhibit 99.1

NORTHERN CALIFORNIA PRODUCTS PIPELINE UPDATE

Contractor Struck Kinder Morgan Pipeline Tuesday

HOUSTON, Nov. 10, 2004 – Kinder Morgan Energy Partners, L.P. (NYSE:KMP) reported Wednesday that it likely will be later today before it can assess damage to its San Jose, Calif., products pipeline, which was struck by a third-party contractor working for the East Bay Municipal Utility District on its water project Tuesday afternoon. The incident occurred in Walnut Creek, Calif., and resulted in a product release, explosion and fire. KMP promptly shut down the pipeline and notified appropriate regulatory agencies. Shortly following the incident, local authorities evacuated the immediate area and responded to reported injuries. The 10-inch pipeline was transporting gasoline at the time of the incident.

Once the fire department and Cal-OSHA provide permission to enter the site, KMP will use vacuum trucks to remove gasoline from the pipeline, assess the damage to the pipeline and develop a strategy to repair the line and place it back into service as soon as possible. It is premature to estimate when the pipeline will resume operations, but it likely will be shut down for at least two days. The approximately 60-mile San Jose pipeline transports gasoline, jet fuel and diesel from Concord to San Jose. No immediate supply issues are anticipated in the area served by this pipeline, and KMP has notified its customers of the incident so they can begin making alternative plans to deliver their products. Because of the proximity of San Jose to Bay Area refineries and alternative fuel supplies, products can be trucked into the market. In addition, a major oil company has a proprietary pipeline that delivers refined petroleum products to San Jose. The San Jose airport is believed to have jet fuel inventory of about 10 days.

With the exception of the San Jose pipeline, KMP’s 3,850-mile Pacific pipeline system is operating and continues to transport gasoline, jet fuel and diesel to California and neighboring western states. KMP officials said they do not expect this incident will have a significant adverse financial impact on KMP, nor does it appear the incident will require a major environmental clean-up effort.

Kinder Morgan Energy Partners, L. P. is the largest publicly traded pipeline limited partnership in the United States in terms of market capitalization and the largest independent refined petroleum products pipeline system in the U.S. in terms of volumes delivered. KMP owns or operates more than 25,000 miles of pipelines and approximately 135 terminals. Its pipelines transport more than two million barrels per day of gasoline and other petroleum products and up to 7.8 billion cubic feet per day of natural gas. Its terminals handle over 60 million tons of coal and other dry-bulk materials annually and have a liquids storage capacity of approximately 65 million barrels for petroleum products and chemicals. KMP is also the leading provider of CO2 for enhanced oil recovery projects in the United States.

The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI), one of the largest energy transportation and storage companies in America. Combined, the two companies have an enterprise value of approximately $24 billion.

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This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.